PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated January 17, 2001)                REGISTRATION NO. 333-44286


                                   [LOGO](sm)


                        1,000,000,000 Depositary Receipts
                          Europe 2001 HOLDRS(sm) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 17, 2001 relating to the sale of up to 1,000,000,000,000 depositary receipts by the Europe 2001 HOLDRS(SM) Trust.

         The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                                   Primary U.S.
                                                         Share      Trading
Name of Company                               Ticker     Amounts     Market
-------------------------------------        -------     -------   ------------
AEGON N.V.                                     AEG         5         NYSE
Alcatel                                        ALA         3         NYSE
Amdocs Limited                                 DOX         3         NYSE
ARM Holdings p.l.c.                            ARMHY       8       Nasdaq NMS
ASM International N.V.                         ASMI       13       Nasdaq NMS
ASM Lithography Holding N.V.                   ASML        7       Nasdaq NMS
AstraZeneca p.l.c.                             AZN         4         NYSE
Autonomy Corporation p.l.c.                    AUTN        6       Nasdaq NMS
Aventis S.A.                                   AVE         2         NYSE
AXA                                            AXA         6         NYSE
Bookham Technology pl.c.                       BKHM       12       Nasdaq NMS
BP Amoco p.l.c.                                BP          4         NYSE
Business Objects S.A.                          BOBJ       4.5      Nasdaq NMS
Cable & Wireless p.l.c.                        CWP         4         NYSE
DaimlerChrysler AG                             DCX         4         NYSE
Deutsche Telekom AG                            DT          5         NYSE
Diageo p.l.c.                                  DEO         5         NYSE
Elan Corporation, p.l.c.                       ELN         4         NYSE
LM Ericsson Telephone Company                  ERICY      16       Nasdaq NMS
GlaxoSmithKline p.l.c.                         GSK         6         NYSE
Infineon Technologies AG                       IFX         5         NYSE
ING Groep N.V.                                 ING         2         NYSE
IONA Technologies p.l.c.                       IONA        3       Nasdaq NMS
Jazztel p.l.c.                                 JAZZ       11       Nasdaq NMS
Koninklijke Pilips Electronics N.V.            PHG         5         NYSE
KPNQuest N.V.                                  KQIP        8       Nasdaq NMS
Millicom International Cellular S.A.           MICC        6       Nasdaq NMS
Nokia Corp.                                    NOK         5         NYSE
Novartis AG                                    NVS         5         NYSE
OIAGEN N.V.                                    QGENF       6       Nasdaq NMS
Repsol YPF, S.A.                               REP        11         NSYE
Royal Dutch Petroleum Company                  RD          3         NYSE
Ryanair Holdings p.l.c.                        RYAAY       4       Nasdaq NMS
SAP AG                                         SAP         4         NYSE
Scottish Power p.l.c.                          SPI         7         NYSE
Serono S.A.                                    SRA         9         NSYE
Shire Pharmaceuticals Group p.l.c.             SHPGY       4       Nasdaq NMS
Smartforce p.l.c.                              SMTF        6       Nasdaq NMS
Sonera Group p.l.c.                            SNRA        9       Nadsaq NMS
STMicroelectronics N.V.                        STM         4         NYSE
Telefonica S.A.                                TEF       3.06        NYSE
Terra Networks, S.A.                           TRLY       15       Nasdaq NMS
Total Fina ELF S.A.                            TOT         3         NYSE
UBS AG                                         UBS         1         NYSE
Unilever N.V.                                  UN          3         NYSE
United Pan-Europe Communications N.V.          UPCOY      13       Nasdaq NMS
Vivendi Universal                              V           3         NYSE
Vodafone Airtouch p.l.c.                       VOD         6         NYSE
WPP Group p.l.c.                               WPPGY       3       Nasdaq NMS

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2001.